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           [LETTERHEAD OF KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS]









                                  May 19, 1995















Geotek Communications, Inc.
20 Craig Road
Montvale, NJ  07645

       RE:  Registration Statement on Form S-3 (Reg. No. 33-85296)
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Gentlemen:

       We have acted as counsel to Geotek Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement, as amended (the Registration Statement), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

       The Registration Statement relates to the issuance and sale to holders of the Company's Notes (as defined below), from time to time, of up to an aggregate of $36,000,000 of the Company's common stock, par value $.01 per share (the "Common Stock"), upon the conversion of senior secured convertible notes, due March 1998, in the aggregate principal amount of $36,000,000 (the "Notes"). All shares of Common Stock issuable upon conversion of the Notes are hereinafter referred to as the "Note Shares" and the holders of the Company's Notes are hereinafter referred to as the "Selling Shareholders." The Registration Statement also relates to the offer and sale by the Selling Shareholders, from time to time, of the Note Shares and up to an aggregate of 1,000,000 shares of Common Stock issuable upon the exercise of warrants (the "Warrants") issued to the Selling Shareholders in connection with the issuance of the Notes (the "Warrant Shares").

       In connection herewith, we have examined and relied upon the original or copies of (i) the Certificate of Incorporation, as amended and restated through the date hereof, and the By-laws of the Company; (ii) minutes and records of the corporate proceedings with respect to the issuance of the shares of Common Stock described above; and (iii) such other documents as we have deemed necessary as a basis for the opinion hereinafter set forth.
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Geotek Communications, Inc.
May 19, 1995
Page 2


       In our examination of the foregoing documents, we have assumed (i) the due execution, by all relevant parties, and authorization of all agreements to which the Company or any of its subsidiaries is a party; (ii) the genuineness of all signatures; and (iii) the authenticity of all documents submitted to us as originals as well as the conformity to the originals of all documents submitted to us as photostatic copies.

       As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independent verification of their accuracy.

       Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

       Upon the conversion of the Notes in accordance with the terms thereof and upon the exercise of the Warrants in accordance with the terms thereof, the Note Shares and Warrant Shares will be legally issued, fully paid and non-assessable.

       We are members of the Bar of the Commonwealth of Pennsylvania and do not express any opinion as to matters governed by laws other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

       We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

             Very truly yours,

             KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS